Exhibit 10.15

English Summary of Dutch language lease agreement dated 30 October 2012, between Trifork B.V. and Mr. B. Smeets (the “Lessor”) and Elasticsearch B.V. (the “Tenant”).

a.	Lessor

I.

TRIFORK B.V., a private company with limited liability, registered under the laws of The Netherlands, having its registered office in Amsterdam (address: Rijnsburgstraat 9-11, 1059 AT AMSTERDAM), registered in the Dutch Trade Register under number 34174108; and

II.	Mr. B. Smeets; and/or

III.	Mr. P. Meijer.

b.	Description of leased premises

Business premises, consisting of ca. 128.5 square meters office space located at the third floor of the office building “De Schinkel” located in Amsterdam (address: Rijnsburgstraat 9-11, 1059 AT AMSTERDAM).

c.	Duration and effectiveness of the lease

The lease agreement has been entered into for an initial period of 26 months, commencing on 1 November 2012 and therefore expiring on 31 December 2014.

The lease agreement will terminate automatically (by operation of law) per 30 June 2019.

d.	Designated use

The designated use of the leased premises is: Office space.

e.	Rent

The initial annual rent for the leased premises was EUR 23,731.38 (excl. service costs and ancillary service costs (such as lunch and coffee, internet connection, cleaning and parking).

The rent should be paid monthly in advance.

The initial monthly rent due was:

-	Lease office space:	EUR 1,977.62
-	Service costs:	EUR 475.45

In addition to the rent and service costs due, Tenant is due the following advanced monthly costs for the use of the following ancillary services provided by or on behalf of Lessor (advanced monthly costs per month per person based on a maximum of 15 persons):

-	Lunch/coffee/tea:	EUR 53.00
-	Internet connection:	EUR 23.00 (based on “fair use”);
-	Cleaning:	EUR 18.00
-	Parking:	EUR 125.00

f.	Rent adjustment

Annual upwards indexation per 1 January, based on the most recent Consumer Price Index.

g.	Security

Tenant is obliged to issue a deposit of EUR 1,977.62 (equal to the initial rent amount).

h.	Sublease

Sublease and/or giving in use of the leased premises (wholly or partly) to a third party is not permitted without prior written approval of Lessor. Moreover, without prior written approval of Lessor, Tenant is not allowed to transfer its rights under the lease agreement into a general partnership or (professional) partnership.

i.	Repairs

Tenant is obliged to keep and maintain the leased premises in a good state of maintenance during the term of the lease agreement. Tenant is responsible for the proper use of heating and air-conditioning installations and Tenant will cooperate with the annual services of the central heating system (if any).

Tenant must repair all damages caused to the leased premises (including the complex of which the leased premises form a part, as well as windows) due to fault of negligence of the Tenant.

Furthermore, Tenant is responsible for repairing hinges and locks (building hardware), partitioning walls, ceiling (cover) and carpets.

Lessor is responsible for damages caused by storm.

j.	Alterations

Alterations to the leased premises are not allowed without prior written approval of Lessor. Any alterations made to the leased premises must be left behind in the leased premises without Lessor being due any compensation at the end of the lease, unless Lessor has informed Tenant while giving permission to carry out the alterations that these alterations must be made undone at the end of the lease.

k.	Insurance

In case, pursuant to the use of the leased premises by Tenant, Lessor will be due a higher premium for the fire insurance (being a percentage of more than 2 per mille), Tenant will compensate Lessor for the surplus due by the Lessor.

The lease agreement does not contain an obligation for Tenant to take out insurance. Please note however, that companies/tenants generally take out a comprehensive contents insurance with regard to the leased premises.

l.	Liability and remedies

Lessor is not liable for visible and non-visible defects to the leased premises. Tenant has indemnified Lessor for all damages of third parties with respect to possible defects of the leased premises.

m.	Early termination

Based on Dutch law, an out of court termination due to a breach of contract by the Tenant is not possible. Therefore, the provisions in the lease agreement stating the opposite are null and void.

n.	Miscellaneous

Reinstatement:

at the end of the lease, Tenant must reinstate the leased premises clean and in a good condition.

General conditions:

n/a.